Exhibit 10.16

RESTRICTED STOCK UNIT

AWARD

AGREEMENT

(PERFORMANCE-BASED)

PHI Group, Inc.

Management Incentive Plan

Dear [    ],

This side letter (this “Side Letter”) confirms the agreement between you (the “Participant”) and PHI Group, Inc. (the “Company”) relating to an amendment to the terms of the Restricted Stock Unit Award Agreement (Performance-Based) attached hereto as Exhibit A (the “Original Award Agreement”). Capitalized terms used but not defined in this Side Letter shall have the meanings ascribed to such terms in the Original Award Agreement.

Subject to your execution of this Side Letter and notwithstanding the vesting conditions set forth in Section 2 of the Original Award Agreement, [to be 1/3 of Restricted Stock Units granted under the Original Award Agreement] of the performance-based Restricted Stock Units granted under the Original Award Agreement (the “IPO RSUs”) will be eligible to vest upon a Qualifying IPO (as defined below) that occurs prior to a Change in Control, subject to the following terms and conditions:

In the event that a Qualifying IPO occurs prior to a Change in Control, and subject to Participant’s continuous Service with the Company through the date of the Qualifying IPO, 100% of the IPO RSUs will become eligible to vest (the “IPO Eligible RSUs”) upon the six- month anniversary of the Qualifying IPO or, if later, upon the expiration of any lock-up period required by the underwriters to which Participant is subject (such date, as applicable, the “Milestone Date”). In order for any IPO Eligible RSUs to become vested on the Milestone Date, Participant must remain in continuous Service with the Company through the applicable Milestone Date. Any IPO Eligible RSUs that vest pursuant to the terms of this Side Letter will be settled no later than thirty (30) days following the applicable Milestone Date. The number of IPO Eligible RSUs that vest and are settled pursuant to this Side Letter will reduce, on a one-for-one basis, the number of performance-based Restricted Stock Units outstanding and eligible to vest under the Original Award Agreement.

For the avoidance of doubt, (i) if Participant’s continuous Service with the Company terminates for any reason prior to a Qualifying IPO, the terms of this Side Letter shall no longer apply to the Restricted Stock Units under the Original Award Agreement, and (ii) if Participant’s continuous Service with the Company terminates following a Qualifying IPO but prior to the applicable Milestone Date, the IPO Eligible RSUs shall be forfeited for no consideration.

For purposes of this Side Letter, a “Qualifying IPO” means the first underwritten public offering of Common Stock covering the offer and sale of Common Stock for the account of the Company underwritten by a reputable nationally recognized underwriter pursuant to which the Common Stock will be quoted or listed on a nationally-recognized securities exchange that occurs prior to the [7th]/[10th] anniversary of the Date of Grant.

Except as expressly set forth herein, the terms and conditions of the Original Award Agreement shall continue to govern the performance-based Restricted Stock Units.

IN WITNESS WHEREOF, the parties hereto have executed this Side Letter effective as of the date first above written.

PHI Group, Inc.

By:
Name:	Scott McCarty
Title:	Chairman of the Board

PARTICIPANT

Name:
Date: